Exhibit 10.1

LSI INDUSTRIES INC.

FISCAL YEAR 2018 SHORT TERM INCENTIVE PLAN

FOR NAMED EXECUTIVE OFFICERS

Document date: August 16, 2017

LSI INDUSTRIES INC.

FISCAL YEAR 2018 SHORT TERM INCENTIVE PLAN FOR NEOs

August 16, 2017

The Fiscal Year 2018 Short Term Incentive Plan (STIP) for Named Executive Officers (“NEOs”) is designed to incentivize Named Executive Officers to drive LSI to attain the FY2018 Business Plan goals for Net Sales and Operating Income. The STIP has been approved by the Compensation Committee of the LSI Board of Directors and provides for the payment of cash incentive awards if the stated FY2018 Business Plan objectives are achieved. There are three elements of this STIP.

1.

Bonus Potential determines the percentage incentive award payout to Named Executive Officers based on the attainment of the FY 2018 Business Plan goals, as approved by the Compensation Committee, in the table below.

	Threshold 75% Plan Achievement	Target 100% Plan Achievement	Maximum 130% Plan Achievement

B6 Chief Executive Officer	50.0%	100.0%	200.0%
B5 Other NEOs	20.0%	40.0%	80.0%

2.	Performance Mix determines the percentage assigned to the performance of the Company and / or to the performance of a specific business segment.

     Named Executive Officers

100% Corporate Performance

3.

Metrics determine the percentage weighting assigned to Net Sales and Operating Income. In FY 2017 the STIP was based upon attainment of the Net Sales goal (30% weighting) and Operating Income goal (70% weighting). These metrics have been changed in FY 2018 to a weighting of 50% for attainment of the Net Sales goal and 50% for the attainment of the Operating Income goal.

Metrics %	FY 2017	FY 2018
Sales	30%	50%
Operating Income	70%	50%
Total	100%	100%

The following example calculation is provided for illustrative purposes only:

			achievement		75%	100%	130%
Example Calculation: B5 Named Executive Officer			bonus potential		20%	40%	80%

	Plan	Actual	% of Plan	Bonus Potential	Performance Mix	Sales / OI Metric	Incentive Payout
Corporate
Net Sales	$500,000	$520,000	104.0%	45.33%	100.0%	50.0%	22.67%
Operating Income	$50,000	$51,000	102.0%	42.67%	100.0%	50.0%	21.34%

					Total Payout Percentage		44.00%

					Annual Base Salary		$100,000
					Bonus Payment		$44,000

The following rules govern the STIP:

A.

The STIP has been approved by the Compensation Committee which has the ability to interpret and administer the STIP in its sole and absolute discretion. The STIP covers only the Named Executive Officers as identified by the Compensation Committee.

B.

The STIP will take into account LSI consolidated results. The use of consolidated LSI results as a determinant of the incentive payment provides motivation for the Named Executive Officers to work for the good of the entire corporate enterprise.

C.

The Compensation Committee may make modifications of or adjustments to the calculated incentive award to decrease or increase a Named Executive Officer’s incentive for special objectives, developments, factors or circumstances.

D.

The determination of the achievement of LSI’s Net Sales and Operating Income will be calculated based upon actual reported fiscal 2018 results and may be adjusted for certain unusual or non-recurring items as approved by the Compensation Committee. There will be a straight line interpolation of actual achievement as compared to the fiscal 2018 business goals when determining the actual incentive payment percentage.

E.

STIP participants must be employed by LSI on the date when incentive payments are issued related to fiscal 2018. A Named Executive Officer who terminates employment or whose employment is terminated on or before the incentive payment date is not eligible for an incentive payment.

F.

Any type of lengthy leave of absence may result in an adjustment of the calculated award. Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

G.

If a Named Executive Officer retires during the fiscal year at normal retirement age or under an LSI approved plan of retirement, the Compensation Committee may consider a pro-rated incentive award payment based upon the actual amount of base salary received during the fiscal year prior to the date of retirement.

H.

If a Named Executive Officer becomes disabled (as defined by Social Security) or dies during a fiscal year, the Compensation Committee may consider the payment of a pro-rata award to such Named Executive Officer’s beneficiary based upon the actual amount of base salary received in the fiscal year prior to the date of death or disability.

I.

Incentive payments are subject to assignment laws and other laws that require payment of the bonus to other than the named executive officer (e.g., IRS tax levies, child support arrearages, etc.). LSI will comply with all such applicable assignment laws.

J.

Except as may be otherwise determined by the Compensation Committee, the Net Sales and Operating Income metrics in the STIP shall exclude the positive and negative effects of extraordinary developments, such as acquisitions, as disclosed in LSI’s Form 10-K.

K.

LSI reserves the right to amend, reduce, modify, interpret or discontinue all or part of the STIP with or without reason as the Compensation Committee deems advisable in its sole and absolute discretion.

L.	The STIP does not create or imply the existence of a contract of employment.

M.	The Named Executive Officer’s base salary rate as of January 1, 2018 shall be used to calculate the incentive amount that may be awarded under the STIP.

N.

The Company reserves the right to require each Named Executive Officer to execute and deliver to the Company a non-compete / non-solicitation agreement as a condition of the grant or the payment of any incentive award as may be due under the STIP.

File: LSI FY 2018 NEO STIP Short Term Incentive Plan

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